Exhibit 5.1

May 16, 2025

Aura Biosciences, Inc.

80 Guest Street

Boston, MA 02135

Re:	Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333-278253) (as amended or supplemented, the “Registration Statement”) filed on March 27, 2024 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Aura Biosciences, Inc., a Delaware corporation (the “Company”), of up to $350,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on April 5, 2024. Reference is made to our opinion letter dated March 27, 2024 and included as Exhibit 5.1 to the Registration Statement.

We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on May 15, 2025 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) 11,735,565 shares (the “Shares”) of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), (ii) pre-funded warrants to purchase 3,571,435 shares of Common Stock (the “Pre-Funded Warrants”), (iii) warrants to purchase 3,826,750 shares of Common Stock (the “Warrants”), and (iv) shares issuable upon the exercise of the Pre-Funded Warrants and Warrants (such shares, the “Warrant Shares” and, together with the Shares, Pre-Funded Warrants and Warrants, the “Securities”), covered by the Registration Statement. The Shares, Pre-Funded Warrants and Warrants are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law. Based on the foregoing, we are of the opinion that:

1.	The Shares have been duly authorized and, when delivered and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

Aura Biosciences, Inc.

May 16, 2025

2.

The Warrants have been duly authorized by the Company and, when the Warrants are executed by the Company and delivered and paid for in accordance with the terms of the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.	Assuming the Warrant Shares were issued today in accordance with the terms of the Warrants, they would be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP